Exhibit 99.1
NEWS RELEASE

Qnity Appoints Semiconductor Finance Veteran Ken Rizvi Chief Financial Officer
WILMINGTON, Del. – August 21, 2026 – Qnity Electronics, Inc. ("Qnity") (NYSE: Q), a premier technology solutions leader across the semiconductor value chain, today announced that it has appointed Ken Rizvi, a seasoned semiconductor finance executive, as Senior Vice President and Chief Financial Officer, effective October 1. Michael Goss, who has been serving as interim Chief Financial Officer, will assume the role of Qnity’s Vice President, Finance and Controllership, at that time.
“Ken’s proven track record as a public company CFO, combined with decades of experience leading finance organizations across the semiconductor ecosystem, make him an ideal leader for our team,” said Jon Kemp, Qnity’s Chief Executive Officer. “His demonstrated commitment to capital allocation, operational excellence, and financial discipline will help ensure we continue our momentum. I’m looking forward to partnering closely with him to advance our growth and value creation strategy for the benefit of our customers, investors and employees.”

“Having spent much of my career in the semiconductor industry, I know firsthand the critical role materials innovation plays in enabling each new generation of technology,” said Ken Rizvi. “Qnity has established itself as a leader in the field, and I’m excited to partner with Jon and the rest of the team to ensure the company continues to capitalize on the vast opportunities ahead.”

About Ken Rizvi
Ken brings more than 25 years of financial experience, including extensive CFO and senior finance roles across the semiconductor ecosystem.
He most recently served as CFO of Synaptics, a publicly traded semiconductor company, where he was responsible for overseeing global finance, corporate development, investor relations and IT organizations. Prior to that, Ken served as CFO of Smart Global Holdings (now Penguin Solutions), where he drove meaningful margin expansion, and oversaw the execution of two transformational transactions. His experience also includes CFO roles at UTAC Group in Singapore and Isola Group, along with finance roles of increasing seniority at Micron Technology and ON Semiconductor Corporation. Ken’s career spans semiconductor design, manufacturing, memory, packaging and supply-chain businesses, providing him with broad industry experience and a strong track record of financial and strategic leadership.

About Qnity
Qnity is a premier technology provider across the semiconductor value chain, empowering AI, high performance computing, and advanced connectivity. From groundbreaking solutions for semiconductor chip manufacturing, to enabling high-speed transmission within complex electronic systems, our high-performance materials and integration expertise make tomorrow’s technologies possible. More information about the company, its businesses and solutions can be found at www.qnityelectronics.com.

Investor Contact:
Meg Miller
Investors@qnityelectronics.com

Media Contact
Ashley Boucher
ashley.boucher@qnityelectronics.com